Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Fourth Quarter Net Earnings

MACON, Ga., February 28, 2008 – Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced the financial results for the year ended December 31, 2007 and for the fourth quarter of 2007.

Summary

•                  Fourth Quarter Earnings

•                  Net Earnings of $1,742,000

•                  Diluted Earnings per Share of $0.39

•                  Record Earnings for the year ending 2007

•                  Net Earnings of $7,744,000

•                  Diluted Earnings per share of $1.75

•                  Total Assets of $852,479,000

•                  Strong Loan and Deposit Growth

Net Earnings

For the fourth quarter of 2007, net earnings were $1,742,000 compared to $1,865,000 a year earlier.  Diluted earnings per share decreased to $.39 from $.52 a year ago.  Compared with the fourth quarter of 2006, the Company’s net earnings decreased $123,000, or 7%, and the diluted earnings per share decreased $0.13, or 25%.  The decrease in the fourth quarter net earnings is attributable to a decrease in net interest income.  The expenses from interest-bearing liabilities have been increasing due to competitive pressures on deposit rates as the yields on interest-earning assets have declined in response to the recent interest rate cuts.   The decrease in the diluted earnings per share is due to the increase in the number of shares outstanding from the Company’s acquisitions of Sapelo National Bank in the fourth quarter of 2006 and First Community Bank in the first quarter of 2007 and from the Company’s stock offering in June 2006.

The Company had record net earnings of $7,744,000 for the year ended December 31, 2007 compared to $5,964,000 for the year ended December 31, 2006.  Compared with the year-ending 2006, net earnings increased $1,780,000, or 30%.  Diluted earnings per share for the year ended December 31, 2007 decreased to $1.75 from $1.77 for the year ended December 31, 2006.

Mark Stevens, President & CEO, stated, “We produced record annual earnings in 2007 although earnings pressure resulted from the current banking environment in which we are now operating.  As the Federal Reserve made aggressive rate cuts in 2007, earnings were challenged.  Additionally, competitive deposit rates in our markets have made it difficult to reduce our cost of funds as rates trend downward.”

“We are adding a wealth management division in 2008 to our Company in anticipation of increasing non-interest income.  We have hired a seasoned financial advisor to provide financial services including retirement planning, estate planning and asset allocation strategies.  We also opened a retail branch in Jacksonville, Florida on December 3, 2007 and have hired a Florida banking team with strong ties in the Jacksonville market.  We expect our Northeast Florida Region to produce core deposits as well as earning assets”, Stevens said.

Balance Sheet

Total assets at December 31, 2007 were $852,479,000, an increase of 27%, or $181,404,000, from December 31, 2006.  Of the increase reported in total assets, approximately $81.0 million was related to the acquisition of First Community Bank that occurred during the first quarter of 2007.

At December 31, 2007, total gross loans were $697.4 million, up $164.0 million or 31%, from December 31, 2006.  This increase is partly due to $50.0 million in loans from the Company’s acquisition of First Community Bank while the Company had an internal loan growth of $114.0 million.  Total deposits at December 31, 2007 were $705.2 million, an increase of $148.2 million, or 27%, from December 31, 2006.  Approximately $58.6 million in deposit growth came from the acquisition of First Community Bank.  Also, the Company had internal deposit growth of $89.6 million with an approximate $23.1 million increase in brokered deposits.

“Loan demand continues to drive earnings.  Loan demand is solid in all markets and credit quality remains a top priority for our organization.  We anticipate slower loan growth in 2008 with the uncertainty in the real estate market”, Stevens said.

Asset Quality

The Company experienced an increase in non-accrual loans with approximately $4.3 million as of December 31, 2007 with the majority of the balance consisting of a $2.9 million non-accrual loan secured by residential real estate and a $1.2 million credit relationship secured by commercial real estate.  All non-accrual loans are well collateralized and the Company does not anticipate any losses.

As a result of the increase in non-accrual loans, the total nonperforming assets (non-accrual, loans 90 days or more past due and other real estate owned) increased to 0.79% of total loans plus other real estate owned as of December 31, 2007 compared to 0.12% as of December 31, 2006.  Net charge-offs for 2007 were 0.11% of average loans compared to 0.04% for 2006.

At December 31, 2007, the allowance for loan loss amounted to $8.9 million or 1.27% of total loans outstanding compared to $7.3 million or 1.36% of total loans outstanding at December 31, 2006.  Provision for loan loss decreased approximately $1.0 million in 2007 to $665 thousand.  The decrease is due to management’s determination that the allowance for loan loss was adequate and the Company having minimal credit quality issues from the loan portfolio.

“Asset quality continues to be good and we believe our allowance for loan loss is adequate, which is a favorable position during this extremely volatile environment,” Stevens stated.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia, one location in the northeast Florida market of Jacksonville, Florida, and a loan production office in the south Georgia market of Valdosta, Georgia..  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	For the Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
EARNINGS SUMMARY
Interest Income	$59,306	$37,874	$15,333	$11,286
Interest Expense	31,513	18,973	8,401	5,979
Net Interest Income	27,793	18,901	6,932	5,307
Provision for Loan Losses	665	1,671	25	282
Noninterest Income	3,399	1,694	851	492
Noninterest Expense	18,636	10,110	5,080	3,109
Earnings Before Income Taxes	11,891	8,814	2,678	2,408
Provision for Income Taxes	4,147	2,850	936	543
Net Earnings	$7,744	$5,964	$1,742	$1,865

	For the Year Ended December 31,
	2007	2006	2005
PERFORMANCE MEASURES
Per Share Data:
Net earnings	$1.89	$1.97	$1.49
Diluted net earnings	1.75	1.77	1.33
Book Value	21.46	17.24	9.75
Tangible book value	15.96	14.30	9.75

Key Performance Ratios
Return on average equity	9.33%	15.05%	17.15%
Return on average assets	0.98%	1.21%	1.18%
Net interest margin, tax equivalent	3.85%	4.05%	4.01%
Efficiency ratio	58.46%	50.35%	47.19%

	As of December 31,
	2007	2006	2005
ASSET QUALITY
Non-performing assets/loans & OREO	0.79%	0.12%	0.09%
Allowance for loan losses/total loans	1.27%	1.36%	1.25%
Allowance for loan losses/non-performing loans	185.68%	1120.06%	1445.99%
Net charge-offs to average loans	0.11%	0.04%	0.05%

AT PERIOD END
Loans	$697,423	$533,425	$331,810
Earning Assets	792,040	628,630	374,129
Total Assets	852,479	671,075	388,710
Deposits	705,232	556,995	334,575
Shareholders’ equity	89,083	62,232	25,386